March 2, 2010

TO:	All Stockholders (Individually Addressed)
SUBJECT:	Report for the Month

At the Bank

FHLBNY Announces Fourth Quarter and Full-Year 2009 Operating Highlights

On February 23, 2010, the Federal Home Loan Bank of New York announced its unaudited financial highlights for the quarter and year ended December 31, 2009. I am proud to announce that, despite continued severe headwinds in the capital markets, the FHLBNY had a strong year.

The Bank’s net income for 2009 was a record $570.8 million, an increase of $311.7 million, or 120 percent, from net income of $259.1 million for 2008. In the fourth quarter of 2009, the Bank earned $96 million in net income, an increase of $51 million, or 113 percent, from net income of $45 million for the fourth quarter of 2008. On January 29, 2010, the Bank paid a dividend of approximately $74 million, or 5.60 percent, for the fourth quarter of 2009.

As of December 31, 2009, total assets were $114.5 billion, a decrease of $23 billion, or 17 percent, from total assets of $137.5 billion as of December 31, 2008. The decrease in total assets was primarily a result of a decrease of $14.9 billion, or 14 percent, in advances during the period, from $109.2 billion as of December 31, 2008, to $94.3 billion as of December 31, 2009. This decrease in member demand for advances was driven by several factors, mainly continued growth in retail deposits and the availability of alternate funding options. This trend continued in January 2010, as advances ended the month with a par value of $88.4 billion, a decrease of 12.1 percent from a par value of $100.6 billion in January 2009.

As of December 31, 2009, total capital was $5.6 billion, a decrease of $264 million, or 5 percent, from $5.9 billion as of December 31, 2008. The Bank’s unrestricted retained earnings increased during 2009 by $306 million, to $689 million as of December 31, 2009. At December 31, 2009, the Bank met its regulatory capital-to-assets ratios and liquidity requirements.

Report from the President
March 2, 2010

We have to do well to do good, and as a result of our net income for the year, the Bank was able to set aside $64.3 million for our Affordable Housing Programs. These funds will be awarded throughout 2010. This represents an increase of $34.5 million, or 116 percent, from $29.8 million for the previous year.

On a System-wide level, the Federal Home Loan Banks announced on February 23, 2010, a combined net income of $1.9 billion for 2009, a 58 percent increase from $1.2 billion for 2008. Eight of the 12 Home Loan Banks had positive net incomes for the year ended December 31, 2009, and ten of the Home Loan Banks had positive net incomes in the fourth quarter of 2009. The System announced a combined net income of $552 million for the fourth quarter of 2009, compared to a net loss of $715 million a year ago. The Bank believes that this positive growth reflects a System on the mend.

The Federal Home Loan Bank of New York will publish its 2009 audited financial results in its Form 10-K filing with the U.S. Securities and Exchange Commission, which is expected to be filed by March 31, 2010.

We are proud of our performance in 2009, and we will work to continue to deliver a solid performance in 2010. We thank our members for their business in 2009, and we look forward to continuing to serve our members by helping to support their contributions to sustain, rebuild and revitalize our communities.

Sincerely,

Alfred A. DelliBovi
President

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.